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                                                                   EXHIBIT 4.a.3

                            Form of Resale Agreement

                                October 31, 2000






Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC  20006

Ladies and Gentlemen:

        The undersigned understands that Allied Capital Corporation, a Maryland corporation ("Parent"), Allied Capital B Sub Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and BLC Financial Services, Inc., a Delaware corporation (the "Company") propose to enter into a Merger Agreement (the "Merger Agreement") whereby the Sub will be merged with and into the Company (the "Merger") and the common stock of the Company ("Company Common Stock") will be converted into shares of common stock of the Parent ("Parent Common Stock"). Capitalized terms herein shall have the same meaning as in the Merger Agreement unless otherwise defined.

        In connection with the Merger, the undersigned hereby agrees that, without the prior written consent of the Parent, which may not be unreasonably withheld, he or she will not, during the period commencing on the Closing Date of the Merger and ending 90 days after the Closing Date (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the conversion of Company Common Stock for Parent Common Stock in connection with the Merger.

        This Agreement will have no effect until the Merger is consummated.


                                            Very truly yours,


                                            -----------------------------
                                            Name: